AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION

                                       OF

                           LEGENDS OF THE FAITH, INC.


     Pursuant to the provisions of Section 78 of the Nevada Revised Statutes, Legends of the Faith, Inc. (the "Corporation") hereby certifies that:

     1.     The name of the corporation is LEGENDS OF THE FAITH, INC.

     2. The following amendments to the Restated Articles of Incorporation of the Corporation were adopted and approved by at least a majority of the voting power of the Corporation at the ANNUAL MEETING of the Shareholders held on July 8, 2002 (the "ANNUAL MEETING'). At the ANNUAL MEETING, 13,986.026 shares of the Corporation's common stock, par value $.001 (the "Common Stock"), were voted in favor of the amendment, 0 shares of Common Stock were voted against the amendment and 0 shares of Common Stock abstained from voting on the amendment. The shares of capital stock of the Corporation outstanding and entitled to vote at the ANNUAL MEETING consisted of 20,889,080 shares of Common Stock.

     3. Article I of the Articles of Incorporation is hereby amended to read in its entirety as follows:

                    NAME:

     The name of the Corporation is "Kingdom Ventures, Inc."

     B. On the date that these Articles of Amendment are filed with the Secretary of State of the State of Nevada (the "Effective Date"), every two (2) shares of Common Stock of the Corporation issued and outstanding at the close of business on the Effective Date (the "Old Common Stock") will automatically be converted into one share of common stock, par value $.001 per share (the "New Common Stock") of the Corporation. No fractional shares will be issued and, in lieu thereof, each holder of Common Stock whose aggregate shares of Old Common Stock held in one name or account immediately prior to the Effective Date are fewer than two (2) shares or not evenly divisible by four (2) shall receive on full share of New Common Stock in exchange for such fractional share.

     4. Except as amended by these Articles of Amendment, the Restated Articles of Incorporation of the Corporation shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned Chief Executive Officer and Secretary of Legends of the Faith, Inc. have executed these Articles of Amendment on July 8, 2002 at Minden, Nevada.

                                    LEGENDS OF THE FAITH, INC.


                                    By:
                                       ____________________________
                                       Gene  R.  Jackson,  President



                                    By:
                                       ____________________________
                                       Gene  R.  Jackson,  Secretary


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